FORM N-SAR
Exhibits 77Q1(e)

MAINSTAY FUNDS TRUST
811-22321
FOR PERIOD ENDED 10/31/10

MAINSTAY FUNDS TRUST

AMENDMENT TO THE MANAGEMENT AGREEMENT

This Amendment to the Management Agreement is hereby made as of the 1st day of August, 2010, between MainStay Funds Trust, a Delaware business trust (the “Trust”), on behalf of its series as set forth on Schedule A (each, a “Fund,” and collectively, the “Funds”) and New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Trust and the Manager are parties to a Management Agreement, dated  November 10, 2009, as amended (the “Agreement”); and

WHEREAS, the parties hereby wish to amend the Agreement to reflect revisions to the management fee for MainStay ICAP Select Equity Fund.

NOW, THEREFORE, the parties agree as follows:

(i)	Effective August 1, 2010, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers and attested as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:/s/ Kevin Bopp                                                                By:           /s/ Stephen P. Fisher
Name:           Kevin M. Bopp                                                                Name:            Stephen P. Fisher
Title:                      Vice President and Assistant                                                                           Title:            Senior Managing Director
General Counsel

MAINSTAY FUNDS TRUST

Attest:           /s/ Kevin M. Bopp                                                      By:           /s/ Jack R. Benintende
Name:           Kevin M. Bopp                                                                Name:           Jack R. Benintende
Title:                      Assistant Secretary                                                                Title:           Treasurer

SCHEDULE A

(As of August 1, 2010)

For all services rendered by the Manager hereunder, each Fund of the Trust shall pay the Manager and the Manager agrees to accept as full compensation for all services rendered hereunder, an annual fee equal to the following:

FUND	ANNUAL RATE AS A PERCENTAGE OF DAILY NET ASSETS
MainStay Cash Reserves Fund	0.45% on assets up to $500 million; 0.40% on assets between $500 million an $1 billion; and 0.35% on assets in excess of $1 billion
MainStay Conservative Allocation Fund	0.000%*
MainStay Epoch U.S. All Cap Fund	0.850% up to $500 million; 0.825% $500 million to $1 billion; and 0.800% in excess of $1 billion
MainStay Epoch Global Choice Fund	1.00%
MainStay Epoch Global Equity Yield Fund	0.70%
MainStay Epoch International Small Cap Fund	1.10%
MainStay Epoch U. S. Equity Fund	0.80%
MainStay Floating Rate Fund	0.600% up to $1 billion; and 0.575% in excess of $l billion
MainStay Growth Allocation Fund	0.000%*
MainStay Growth Equity Fund	0.700% up to $500 million; and 0.675% in excess of $500 million
MainStay High Yield Municipal Bond Fund	0.55%
MainStay ICAP Equity Fund	0.80%
MainStay ICAP International Fund	0.80%
MainStay ICAP Global Fund	0.80%
MainStay ICAP Select Equity Fund	0.80% up to $5 billion; and 0.775% in excess of $5 billion
MainStay Indexed Bond Fund	0.350% up to $1 billion; and 0.300% in excess of $1 billion
MainStay Intermediate Term Bond Fund	0.600% up to $500 million; and 0.575% from $500 million to $1 billion; and 0.550% in excess of $1 billion
MainStay Moderate Allocation Fund	0.000%*
MainStay Moderate Growth Allocation Fund	0.000%*
MainStay S&P 500 Index Fund	0.250% up to $1 billion; 0.225% from $1 billion to $2 billion; 0.215% from $2 billion to $3 billion; and 0.200% in excess of $3 billion
MainStay Short Term Bond Fund	0.600% up to $500 million; and 0.575% in excess of $500 million
MainStay 130/30 Core Fund	1.000%
MainStay 130/30 Growth Fund	1.000%
MainStay 130/30 International Fund	1.100%
MainStay Retirement 2010 Fund	1.000%
MainStay Retirement 2020 Fund	1.000%
MainStay Retirement 2030 Fund	1.000%
MainStay Retirement 2040 Fund	1.000%
MainStay Retirement 2050 Fund	1.000%

* The Manager will receive no fee from the Fund, although the parties acknowledge that the
Manager or its affiliates shall receive compensation from other registered investment companies, including other series of the Company, in connection with assets of the Fund that are invested in such investment companies.

MainStay Funds Trust
Amendment to the Subadvisory Agreement

This Amendment to the Subadvisory Agreement, is made as of the 1st day of August, 2010, between New York Life Investment Management LLC (the “Manager”), and Institutional Capital LLC (the “Subadvisor”).

W I T N E S S E T H:

WHEREAS, the Manager and the Subadvisor are parties to a Subadvisory Agreement, dated February 26, 2010 (the “Subadvisory Agreement”); and

WHEREAS, the parties hereby wish to amend the Subadvisory Agreement to reflect    revisions to the subadvisory fee for MainStay ICAP Select Equity Fund.

NOW, THEREFORE, the parties hereto agree as follows:

(i)	Effective August 1, 2010, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:/s/ Kevin M. Bopp                                                                           By: /s/ Stephen P. Fisher
Name:           Kevin M. Bopp                                                                Name:           Stephen P. Fisher
Title:           Vice President and                                                                Title:           Senior Managing Director
Assistant General Counsel

INSTITUTIONAL CAPITAL LLC

Attest: /s/ Brian Franc                                                                By:           /s/ Jerrold K. Senser
Name:           Brian Franc                                                                Name:           Jerrold K. Senser
Title:           Chief Compliance Officer                                                                Title:           Chief Executive Officer

SCHEDULE A

(as of August 1, 2010)

As Compensation for services provided by Subadvisor, the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

Fund                                                                Annual Rate as a Percentage of Daily Net Assets

MainStay ICAP Equity Fund                                                                                     .40%

MainStay ICAP Select Equity Fund                                                                                     .40% up to $5 billion; and .3875%in excess of $5 billion

MainStay ICAP International Equity Fund                                                                                     .40%

MainStay ICAP Global Fund                                                                                     .40%

The portion of the fee based upon the average daily net assets of the respective Fund shall be accrued daily at the rate of 1/ (number of days in calendar year) of the annual rate applied to the daily net assets of the Fund.

Payment will be made to the Subadvisor on a monthly basis.

169 Lackawanna Avenue Parsippany, NJ 07054 www.mainstayfunds.com
AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT
As of February 26, 2010, as Amended August 1, 2010

Board of Trustees
MainStay Funds Trust
51 Madison Avenue
New York, NY 10010

Re: Expense Limitation Agreement

Dear Board of Trustees:

This letter will confirm New York Life Investment Management LLC’s (“New York Life Investments”) intent that in the event the annualized ratio of total ordinary fund operating expenses (excluding taxes, interest, litigation, extraordinary expenses, brokerage and other transaction expenses relating to the purchase or sale of portfolio investments and the fees and expenses of any other funds in which the Funds invest) to average daily net assets of the Class A shares of each series of MainStay Funds Trust listed below (each a “Fund” and collectively, the “Funds”), calculated daily in accordance with generally accepted accounting principles consistently applied, exceeds the percentages set forth below, New York Life Investments will assume a portion of the applicable Fund’s operating expenses in the amount of such excess. An equivalent reduction will apply to the other Classes of the Fund.

FUNDS	EXPENSE LIMIT
MainStay 130/30 Core Fund	1.50%

MainStay 130/30 Growth Fund	1.50%

MainStay 130/30 International Fund	1.60%

New York Life Investments authorizes the Funds and the administrator to reduce our monthly management fees or reimburse the monthly expenses of the appropriate Classes of a Fund to the extent necessary to effectuate the limitations stated in this Section (1), consistent with the method set forth in Section (4) below. New York Life Investments authorizes the Funds and their administrator to request funds from us as necessary to implement the limitations stated in this Section (1). New York Life Investments will pay to the Fund or Classes any such amounts, consistent with the method set forth in Section (4) below, promptly after receipt of such request.

The expense caps set forth in this Agreement are effective from February 26, 2010 through February 28, 2011.

The foregoing expense limitations supersede any prior agreement regarding expense limitations with respect to the specific Fund and Classes herein. Each expense limitation is an annual, not monthly, expense limitation, and is based on the fiscal year of the respective Fund. Consequently, if the amount of expenses accrued by a Fund during a month is less than the Fund’s expense limitation, the following shall apply: (i) New York Life Investments shall be reimbursed by the respective Class(es) of the Fund in an amount equal to such difference, consistent with the method set forth in Section (4) below, but not in an amount in excess of any deductions and/or payments previously made during the year; and (ii) to the extent reimbursements are not made pursuant to Sub-Section 3(i), the Fund and/or Class(es) shall establish a credit to be used in reducing deductions and/or payments which would otherwise be made in subsequent months of the fiscal year of the relevant Fund. During the term of this Agreement, New York Life Investments may recoup the amount of management fee waivers or expense reimbursements from a Fund or Class pursuant to this arrangement consistent with the method set forth in Section (4) below, if such action does not cause the Fund or Class to exceed existing expense limitations, and such action is taken during the fiscal year of the Fund in which New York Life Investments incurred the expense.

Any amount of fees or expenses waived, paid or reimbursed pursuant to the terms of this Agreement shall be allocated among the Classes of shares of a Fund in accordance with the terms of that Fund’s multiple class plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “18f-3 Plan”). To this end, the benefit of any waiver or reimbursement of any management fee and any other “Fund Expense,” as such term is defined in the 18f-3 Plan, shall be allocated to all shares of the Fund based on net asset value, regardless of Class.

This Agreement shall in all cases be interpreted in a manner consistent with the requirements of Revenue Procedure 96-47, 1996-2 CB 338, and Revenue Procedure 99-40, I.R.B. 1999-46, 565 so as to avoid any possibility that a Fund is deemed to have paid a preferential dividend. In the event of any conflict between any other term of this Agreement and this Section (4), this Section (4) shall control.

*           *           *

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:  /s/ Stephen P. Fisher
Name: Stephen P. Fisher
Title: Senior Managing Director

ACKNOWLEDGED:

MAINSTAY FUNDS TRUST

By:  /s/ Jack R. Benintende
Name: Jack R. Benintende
Title: Treasurer